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                              TAX SHARING AGREEMENT
                              ---------------------

         TAX SHARING AGREEMENT (the "Agreement") dated as of January 1, 2000 between Premier Research Worldwide, Ltd. ("PRWW") and eResearch Technology, Inc. ("ERT").

         Whereas, PRWW and ERT have joined in the filing of a consolidated federal income tax return for a group of affiliated companies of which PRWW is the common parent and ERT is a member (the "PRWW Consolidated Group"); and

         Whereas, PRWW and ERT wish to provide for the payment of tax liabilities and entitlement to refunds, allocate responsibility and provide for cooperation in the filing of tax returns, provide for the realization and payment of tax benefits arising out of adjustments to the tax returns of the parties, and to provide for certain other matters;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, PRWW and ERT agree as follows:

         1.       Definitions.

         For purposes of this Agreement:

                  (a) "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and "Tax" means any one of the foregoing Taxes).

                  (b) "Returns" means all returns, declarations, reports, statements and other documents required under a Tax Law (as hereinafter defined) either (i) to be filed with a Governmental Authority (as hereinafter defined) in respect of Taxes; or (ii) to be provided to a person other than a Governmental Authority (and "Return" means any one of the foregoing Returns).

                  (c) "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.





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                  (d) "Section" means a section of this Agreement, unless
indicated otherwise.

                  (e) "Governmental Authority" means the government of the United States or any foreign country or any state, province, municipality or other political subdivision of the United States or any foreign identity, or any agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

                  (f) "Tax Law" means a statute, regulation or administrative rule enacted or promulgated for the determination, imposition, assessment or collection of any Tax.

                  (g) "Separate Tax Liability" means the amount, if any, in excess of (i) the "Tax Liability" (as herein defined) of the PRWW Consolidated Group for a taxable year determined by including ERT and its subsidiaries as members of that group as required under applicable Tax Law over (ii) the amount of Tax Liability of the PRWW Consolidated Group for such year determined as if ERT and its subsidiaries were not members of the group. If the amount calculated in subsection (ii) of this Section (1)(g) exceeds the amount calculated in subsection (i) of this Section (1)(g), such excess shall be a "Separate Tax Benefit."

                  (h) "Tax Liability" means taxable income reduced by any loss carryforwards and dividends received deduction multiplied by the applicable Tax rate under federal Tax Law, less any credits, plus the Alternative Minimum Tax (as defined in Section 55 of the Code), plus or minus any additional adjustments required to compute the final Tax Liability under federal Tax Law.

                  (i) "Accounting Firm" means (i) the nationally recognized accounting firm that is the principal independent auditor of both PRWW and ERT at the time of a dispute governed by Section 7 hereof; or (ii) if the firm described in clause (i) is unwilling or unable to serve under Section 7, the nationally recognized accounting firm appointed by the firm described in clause
(i); or (iii) if PRWW and ERT do not use the same accounting firm as their principal independent auditor, then the nationally recognized accounting firm jointly selected by the principal independent auditors of PRWW and ERT at the time of a dispute governed by Section 7 hereof.

                  (j) "Disaffiliation" means any event that results in ERT no longer being a member of the PRWW Consolidated Group.

                  (k) "Disaffiliation Date" means the date on which Disaffiliation occurs.




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         2.       Returns and Payments.

                  (a)(i) Filing of Returns. PRWW shall timely prepare and file, or cause to be timely prepared and filed, all consolidated Returns of PRWW that include ERT and its subsidiaries. ERT and PRWW agree that they will treat the Disaffiliation Date as the last day of a taxable period with respect to ERT and its subsidiaries for any consolidated Taxes and will file all Tax Returns with respect to such Taxes accordingly, unless such treatment is not permitted under the applicable Tax Law. The preparation and filing of all Tax Returns with respect to ERT and its subsidiaries for periods beginning after the Disaffiliation Date are the sole responsibility of ERT. ERT agrees to cooperate with PRWW in the preparation of any consolidated Returns of PRWW that include ERT and its subsidiaries, or any portion thereof, and, at ERT's expense, to provide PRWW at least 60 days before the applicable Return is required to be filed (including extensions) with tax return packages and such other information as PRWW shall reasonably request for the preparation of such Returns.

                   (ii) Payments. PRWW shall timely remit or cause to be remitted, all Taxes payable with respect to Returns which PRWW is obligated to prepare and file pursuant to Section 2(a)(i) and, except as otherwise provided herein, shall be liable for all such Taxes and shall be entitled to any refund of, or credit for, such Taxes. ERT agrees to pay to PRWW, with respect to any Return filed by PRWW pursuant to Section 2(a)(i), an amount equal to the Separate Tax Liability, if any, determined for the taxable year for which such Return is filed. PRWW agrees to pay to ERT, with respect to any Return filed by PRWW pursuant to Section 2(a)(i), an amount equal to the Separate Tax Benefit, if any, determined for the taxable year for which such Return is filed. For all tax periods beginning prior to the Disaffiliation Date, ERT will remit quarterly estimated Tax payments to PRWW as though ERT and its subsidiaries were filing their own separate federal income tax returns. The calculation of such estimates shall be provided by ERT and submitted to PRWW for its approval (which shall not be unreasonably withheld) at least 15 days prior to the date estimated Tax payments would have otherwise been due. ERT will remit such quarterly estimated payments to PRWW no later than five days before the PRWW Consolidated Group's estimated Tax payments are due. No later than five days after ERT has received from PRWW a final calculation of ERT's Separate Tax Liability under this Section 2(a)(ii) based on completed Tax Returns for the relevant taxable year, ERT will pay to PRWW the excess, if any, of ERT's Separate Tax Liability over the sum of all prior payments, if any, made by ERT to PRWW with respect to such year. If such final calculation under this Section 2(a)(ii) demonstrates that ERT's estimated payments exceed the Separate Tax Liability or that ERT has a Separate Tax Benefit, the excess plus any Separate Tax Benefit will be credited to ERT's Tax liability for the subsequent tax year, or if the subsequent tax year is a year beginning after the Disaffiliation Date, PRWW will pay such excess or Separate Tax Benefit to ERT no later than 30 days after filing all Tax Returns related to periods beginning before the Disaffiliation Date. All payments required under this Section 2(a)(ii) will be paid by ERT to PRWW or by PRWW to ERT, as the case may be, regardless of whether ERT is a member of the PRWW Consolidated Group.



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                   (iii) Subsequent Adjustments. If the items used to determine the Separate Tax Liability or Separate Tax Benefit under Section 2(a)(ii) are adjusted by reason of an amended return, claim for refund, examination by a Governmental Authority, or the final decision of any court, the amount due from or to ERT under Section 2(a)(ii) shall be recomputed using the adjusted Separate Tax Liability or adjusted Separate Tax Benefit. ERT agrees to pay to PRWW any additional amount owed including statutory interest at the rate applicable to underpayments of the PRWW Consolidated Group (with full credit given for any prior payments for the year), and PRWW agrees to pay to ERT any overpayment made by ERT including statutory interest at the rate applicable to overpayments of the PRWW Consolidated Group.

                  Payments to be made by PRWW to ERT pursuant to this Section 2(a)(iii) shall be made, in the case of a refund, within 30 days after PRWW has received such refund. In the case of a credit, such payments by PRWW to ERT shall be made within 30 days after PRWW has received written notification from a Governmental Authority reflecting adjustments for such credit to a Return of the PRWW Consolidated Group. Payments to be made by ERT to PRWW shall be made, in the case of any additional Tax, no later than five days before the due date of any required Tax payment by PRWW. In the case of a reduction in credit of Tax, such payment by ERT to PRWW shall be made within 30 days after PRWW has received written notification from a Governmental Authority reflecting an adjustment for such reduction to a Return of the PRWW Consolidated Group.

                  Notwithstanding anything in this Section 2(a)(iii), the treatment of carrybacks of net operating losses, net capital losses and tax credits shall be governed by Section 2(a)(iv). All additional payments required under this Section 2(a)(iii) will be paid by ERT to PRWW or by PRWW to ERT, as the case may be, regardless of whether ERT is a member of the PRWW Consolidated Group.

                     (iv) Carrybacks. Where permitted by applicable Tax Law, PRWW shall be allowed, if it so chooses, to carry back any consolidated net operating loss, consolidated net capital loss or consolidated tax credit, as defined in Treasury Regulation Sections 1.1502-21(e), 1.1502-22(b) and 1.1502-79(c) and (d) respectively, ("Consolidated Carryback Item") that arises in any taxable year beginning before the Disaffiliation Date, to a taxable year of any consolidated Return filed by PRWW. If a Consolidated Carryback Item is carried back to a taxable year of any consolidated Return filed by PRWW, and is absorbed or used in whole or in part in such year, PRWW shall pay ERT an amount equal to the excess, if any, of the amount of such refund, credit or tax reduction (net of any income taxes payable thereon) determined by including ERT as a member of the PRWW Consolidated Group, over the amount of such items determined by excluding ERT from the PRWW Consolidated Group, provided however, that such excess shall be reduced by any amount due PRWW from ERT under Section 2(a)(ii) and (iii). Amounts due pursuant to this paragraph shall be paid in full within 30 days after PRWW receives a refund or credit, or otherwise realizes the benefit of the adjustment if no refund or credit is payable.



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         If a refund, credit or tax reduction attributable to a Consolidated
Carryback Item is later reduced (for example, as a result of a reduction in the amount of a Consolidated Carryback Item caused by an audit adjustment), ERT shall pay to PRWW an amount equal to the extent that such reduction is attributable to ERT (determined in the same manner as in the immediately preceeding paragraph) including statutory interest at a rate applicable to underpayments of the PRWW Consolidated Group. Any such payment shall be made to PRWW no later than five days before the due date of any required Tax payment by PRWW or, if no payment is due, within 30 days after the final determination of the amount of the reduction in such benefit.

         Where permitted by applicable Tax Law, ERT and its subsidiaries shall be allowed, if they so choose, to carry back any net operating loss, net capital loss or tax credit ("ERT Carryback Item") that arises in any taxable year beginning after the Disaffiliation Date, to a taxable year of any consolidated Return filed by PRWW. If an ERT Carryback Item is carried back to a taxable year of any consolidated Return filed by PRWW, and is absorbed or used in whole or in part in such year, PRWW shall pay ERT an amount equal to any refund, credit or tax reduction attributable to such ERT Carryback Item, provided that such refund is received by PRWW or PRWW realizes the benefit of any credit or tax reduction. The amount of any such refund, credit or tax reduction attributable to the ERT Carryback Item shall be equal to the difference between the amount of such refund, credit or tax reduction (net of any income taxes payable thereon) with and without the ERT Carryback Item and shall be reduced by any amount due PRWW from ERT under Section 2(a)(ii) and (iii). Amounts due pursuant to this paragraph shall be paid in full within 30 days after PRWW receives a refund or credit, or otherwise realizes the benefit of the adjustment if no refund or credit is payable.

                  If a refund, credit or tax reduction attributable to an ERT Carryback Item is later reduced (for example, as a result of a reduction in the amount of an ERT Carryback Item caused by an audit adjustment), ERT shall pay to PRWW the amount of such reduction including statutory interest at a rate applicable to underpayments of the PRWW Consolidated Group. Any such payment shall be made to PRWW no later than five days before the due date of any required Tax payment by PRWW or, if no payment is due, within 30 days after the final determination of the amount of the reduction in such benefit.

                  PRWW shall be responsible for preparing and filing (or arranging for the preparation and filing of) any Returns required to carry back an ERT Carryback Item to a taxable year of PRWW. ERT shall reimburse PRWW for the reasonable out-of-pocket cost of preparation of any such Returns. ERT shall indemnify PRWW for any penalty or interest incurred by PRWW that is attributable to ERT Carryback Items.

                  ERT may choose at its own discretion to carry back an ERT Carryback Item to taxable years in respect of any Return not originally filed by PRWW pursuant to Section 2(a)(i). ERT shall be entitled to any refund, or the benefit of any credit or tax reduction, resulting from such carryback and shall be responsible for preparing and timely filing any Returns with respect to such carryback.


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                  (v) State Taxes. To the extent appropriate, rules similar to the other provisions of Section 2 shall be applied to the filing of state franchise or income tax Returns and the payment of state franchise or income tax liabilities to which ERT and PRWW are subject and which are required to be determined on a unitary, combined or consolidated basis.

                 (b)(i) Filing of Other Returns. ERT shall timely prepare and file, or cause to be timely prepared and filed, all Returns of ERT and its subsidiaries required to be filed before, on or after the Disaffiliation Date, other than those Returns required to be filed by PRWW pursuant to Section 2(a)(i).

                   (ii) Payments. ERT shall be liable for, and shall timely pay, or cause to be paid, all Taxes with respect to Returns which ERT is obligated to prepare and file pursuant to Section 2(b)(i) and shall be liable for all Taxes with respect to any other Returns filed by, or in respect of, ERT and its subsidiaries, other than any Returns filed by PRWW pursuant to Section 2(a)(i), and shall be entitled to any refund of, or credit for, such Taxes. PRWW shall not be liable for any Taxes payable with respect to such Returns of ERT and its subsidiaries.

         3.       Disaffiliation of ERT.

         Except for Section 2(a)(iv) regarding Carrybacks, this Agreement shall have no application and PRWW, the PRWW Consolidated Group or ERT shall have no obligation to each under this Agreement with respect to any taxable period that begins after the Disaffiliation Date; provided, that this Agreement shall apply to any final short taxable period of ERT. After the filing of all Tax Returns related to periods beginning before the Disaffiliation Date, ERT will be informed of the amount of consolidated carryovers as of the end of such taxable year or period that are attributable to ERT, as provided by applicable Tax Law.

         4.       Record Retention.

         After the Disaffiliation Date, PRWW and ERT shall each make available to the other, as reasonably requested, and to any Governmental Authority that is duly authorized to request information, records or documents, all information, records or documents of PRWW and ERT and its subsidiaries for all periods prior to or including the Disaffiliation Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations including extensions thereof, provided that notice of any such extension is given to the party which did not grant the extension.





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         5.       Audits and Contests.

         PRWW shall, at its expense, have the right to control on the taxpayer's behalf any Tax audit and any administrative or court proceeding concerning Taxes for which PRWW is responsible for filing a Return under Section 2(a)(i) and to concede, compromise or contest any assessment or assertion of liability with respect to any such Taxes, provided, however, that ERT will be entitled to participate in any such audit or proceeding concerning Taxes for which ERT is liable under Section 2 and PRWW shall not concede, compromise or contest any assessment or assertion of liability with respect to any such Taxes for which ERT is liable under Section 2 without the consent of ERT (which consent shall not be unreasonably withheld).

         ERT shall, at its expense, have the right to control on the taxpayer's behalf any Tax audit and any administrative or court proceeding concerning Taxes for which ERT is responsible for filing a Return under Section 2(b)(i) and to concede, compromise or contest any assessment or assertion of liability with respect to any such Taxes.

         6.       Duty to Cooperate.

         PRWW and ERT shall provide reasonable cooperation to each other in connection with (i) the preparation or filing of any Return, Tax election, Tax consent or certification, or any claim for refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes of PRWW. Such cooperation shall include making available, on a reasonable basis, employees of PRWW or ERT, as the case may be, whose out-of-pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available.

         7.    Dispute Resolution.

         In the event of a dispute concerning this Agreement, the parties shall, in good faith, attempt to resolve such dispute. If the dispute is not resolved then the parties shall submit such dispute to the Accounting Firm whose decision shall be binding on the parties. The Accounting Firm's fee shall be borne equally by PRWW and ERT.

         8.   Notices.

         All notices and other communications required or permitted hereunder shall be in writing and shall be given by hand delivery, telecopier, commercial courier service with guaranteed one-day delivery, or prepaid first class mail to the following addresses:







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                       If to PRWW:
                             Premier Research Worldwide, Ltd.
                             Attention: Chairman
                             30 South 17th Street
                             Philadelphia, PA 19103

                       If to ERT:
                             eResearchTechnology, Inc.
                             Attention: President and Chief Executive Officer 30 South 17th Street
                             Philadelphia, PA 19103

          9.      Successors.

         This Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of PRWW or ERT succeeding to the tax attributes of either under Section 381 of the Code), to the same extent as if the successor had been an original party to this Agreement.



         10.      Amendments.

         This Agreement shall not be modified, amended, supplemented or terminated except in writing executed by both parties hereto.

         11.      Governing Law.

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of Pennsylvania.



                                     Premier Research Worldwide, Ltd.


                                     By:   /s/ Joel Morganroth
                                        ------------------------
                                           Joel Morganroth, M.D.
                                           Chairman and Chief Executive Officer


                                     eResearch Technology, Inc.


                                     By:   /s/ Joseph A. Esposito
                                        ---------------------------
                                           Joseph A. Esposito,
                                           President and Chief Executive Officer




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